Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

DANONE NORTH AMERICA, INC.,

RISTRETTO ACQUISITION CORP.

and

MEDICAL NUTRITION USA, INC.

Dated as of June 10, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2010 (this “Agreement”), among DANONE NORTH AMERICA, INC., a Delaware corporation (“Parent”), RISTRETTO ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and MEDICAL NUTRITION USA, INC., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, as a condition and inducement to Parent entering into this Agreement, Parent has requested that immediately following the execution of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, the persons set forth on Exhibit A hereto, who beneficially and of record own a number of shares of issued and outstanding common stock, par value $0.001 per share, of the Company (the “Company Common Stock”, with the total number of shares of Company Common Stock issued and outstanding hereinafter referred to collectively as the “Shares”) representing a majority of the issued and outstanding Shares, calculated on a Fully Diluted Basis (the “Principal Stockholders”), shall deliver to Parent and the Company written consents substantially in the form set forth as Exhibit B hereto (the “Principal Stockholder Written Consents”), pursuant to which the Principal Stockholders shall adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, (i) the Board of Directors of Parent has approved this Agreement and (ii) immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement; and

WHEREAS, as a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent is entering into retention letter agreements with certain key employees of the Company, which retention letter agreements shall become null and void if this Agreement is terminated.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Definitions. (a) For purposes of this Agreement:

“affiliate” of a person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all contracts concerning Intellectual Property to which the Company is a party or beneficiary, or by which the Company, or any of its properties or assets, may be bound, including all (i) licenses of Intellectual Property by the Company to any person, (ii) licenses of Intellectual Property by any person to the Company, (iii) contracts between any person and the Company relating to the transfer, development, maintenance or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet websites, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property.

“Company Stockholder Approval” means the adoption of this Agreement by holders of a majority of the issued and outstanding Shares, calculated on a Fully Diluted Basis, in accordance with the DGCL and the Company Governing Documents.

“Contingent Worker” means any independent contractor, temporary employee, leased employee, volunteer or any other servant or agent who provides services to the Company and is compensated other than through reportable wages as an employee of the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Claim” means any and all actions, claims, suits, arbitrations, inquiries, proceedings, investigations, demands, demand letters, liens, notices of noncompliance or violation, notices of liability or potential liability, consent orders or consent agreements relating to any Environmental Law, Environmental Permit or Hazardous Substance.

“Environmental Law” means any Law relating to: (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution, protection of the environment, health, safety, or natural resources or natural resource damages.

“Fully Diluted Basis” means after taking into account all issued and outstanding Shares and all Company Restricted Stock Awards.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, asbestos, toxic mold and radon, and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means, in any and all jurisdictions worldwide, all (i) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, Community designs and other designs, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) works of authorship (including software) and copyrights, and moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals and extensions for any of the foregoing in (i)-(v), and (vii) any and all other proprietary rights.

“knowledge of the Company” means the actual knowledge, after due inquiry, of any director or any of the following officers of the Company: (i) Francis A. Newman, (ii) Frank Kimmerling (iii) Robert Mathias, (iv) Arnold M. Gans, (v) Myra D. Gans, (vi) Jeffrey M. Janco or (vii) Jennifer Sallit.

“Licensed Intellectual Property” means all Intellectual Property that the Company is licensed or otherwise permitted by other persons to use pursuant to the Company IP Agreements.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority or any judicial or administrative interpretations thereof.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company as tenant, subtenant, licensee or occupant together with, to the extent leased, subleased, licensed or otherwise occupied by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Lien” means all pledges, liens, charges, mortgages, encumbrances, security interests, conditional and installment sale agreements or other claims of third parties or restrictions of any kind whatsoever, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably expected to be materially adverse to (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company or (b) the ability of the Company to consummate the Merger; provided, that any event, circumstance, change or effect resulting from the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in general economic conditions, including changes in currency exchange rates, or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company; (ii) changes in applicable Law or GAAP or any interpretation thereof that do not have a materially disproportionate effect (relative to other industry participants) on the Company; (iii) acts of war, armed hostilities or terrorism, or any escalation or worsening of any such acts of war, armed hostilities or terrorism under way as of the date of this Agreement that do not have a materially disproportionate effect (relative to other industry participants) on the Company; (iv) floods, earthquakes or other natural disasters that do not have a materially disproportionate effect (relative to other industry participants) on the Company, unless such effect can reasonably be expected to be promptly remediated in accordance with the Company’s disaster recovery plan, as currently in effect (a copy of which has been provided to Parent); or (v) the public announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or employees.

“Off-the-Shelf Software” means all software used or held for use by the Company that is commercially available off-the-shelf software that (i) is not material to the Company, (ii) has not been modified or customized for the Company, and (iii) is licensed to the Company for a one-time or annual fee of $10,000 or less.

“Options” means options, rights of first offer or rights of first refusal contained in any Lease pertaining to the Leased Real Property, including any such options or rights pertaining to purchase, expansion, renewal, extension, relocation or termination.

“Owned Intellectual Property” means all Intellectual Property owned by or under obligation of assignment to the Company.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Company is not otherwise subject to civil or criminal liability due to its existence: (a) Liens for Taxes not yet due and payable; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Company, (ii) which are not overdue for a period of more than thirty (30) days and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations and (d) minor survey exceptions, customary utility easements and other minor customary encumbrances on title to Leased Real Property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means all action to (i) clean up, remove, treat or handle in any other way Hazardous Substances in the environment, (ii) restore or reclaim the environment or natural resources, (iii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment, or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance or monitoring.

“Representative” of a person means such person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Subsidiary” or “Subsidiaries” of a person means any corporation, limited liability company, partnership, limited partnership, association, trust, unincorporated organization or other legal entity of which such person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, or any person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Taxes” means any and all United States and non-United States federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed or otherwise assessed by any Governmental Authority or other taxing authority, whether or not disputed and whether or not shown on any Tax Return, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, declaration, report, statement, information statement or other document (including any attachments or schedules thereto and amendments thereof) in respect of Taxes filed or required to be filed with a Governmental Authority or other taxing authority (domestic or foreign) by any person, or with respect to such person or required to include such person, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

(b)           The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Ancillary Documents	§ 4.13(b)
Certificate of Merger	§ 2.03
Certificates	§ 3.04(b)
Closing	§ 2.02
Closing Date	§ 2.02
Code	§ 3.04(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Equity Awards	§ 4.03(a)
Company Equity Plans	§ 3.02(a)
Company Financial Advisor	§ 4.23
Company Governing Documents	§ 4.02
Company Preferred Stock	§ 4.03(a)
Company Restricted Stock Award	§ 3.02(b)
Company Stock Option	§ 3.02(a)
Confidentiality Agreement	§ 7.03(b)
DGCL	Recitals

Defined Term	Location of Definition
Disclosure Schedule	Article IV
Dissenting Shares	§ 3.03(a)
Effective Time	§ 2.03
Environmental Permits	§ 4.17(a)
ERISA	§ 4.10(a)
Exchange Act	§ 4.07(a)
Fairness Opinion	§ 4.25
FDA	§ 4.06(a)
FTC	§ 4.06(c)
GAAP	§ 4.07(b)
Governmental Authority	§ 4.05(b)
Indemnified Parties	§ 7.05(a)
Information Statement	§ 7.01(a)
IRS	§ 4.10(e)
Material Company Insurance Policies	§ 4.20
Material Contracts	§ 4.19(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)
Merger Sub	Preamble
NASDAQ	§ 4.05(b)
Outside Date	§ 9.01(b)
Parent	Preamble
Paying Agent	§ 3.04(a)
Payment Fund	§ 3.04(a)
Permits	§ 4.06(b)
Plans	§ 4.10(a)
Post-Signing Returns	§ 7.11
Principal Stockholders	Recitals
Principal Stockholder Written Consents	Recitals
Regulated Products	§ 4.06(a)
Restraints	§ 8.01(c)
SEC	§ 4.02
SEC Reports	§ 4.07(a)
Section 262	§ 3.03(a)
Securities Act	§ 4.07(a)
Share or Shares	Recitals
Surviving Corporation	§ 2.04
Trademarks	§ 1.01
Uncertificated Shares	§ 3.04(b)

SECTION 1.02 Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)           when a reference is made in this Agreement to an Article, Section, sub-Section, Exhibit or Schedule, such reference is to the corresponding Article, Section or sub-Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii)          the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)         whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)         the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)         the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)        any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii)       references to a person are also to its successors and permitted assigns;

(ix)          the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x)           the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE II
THE MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 2.02 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 at 10:00 a.m. on a date that is no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), unless another date or place shall be agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

SECTION 2.03 Effective Time. As soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the parties shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.04 Effect of the Merger. As a result of the Merger, following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by Law and such Certificate of Incorporation; provided, that Article I thereof shall be amended to read as follows: “The name of the corporation is Medical Nutrition USA, Inc. (the “Corporation”)”.

(b)           Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 2.06 Directors and Officers. Upon the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. Prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors to be effective as of the Effective Time.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE OF SHARES

SECTION 3.01 Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)           Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

(b)           Capital Stock of the Company. Subject to the other provisions of this Article III, each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted automatically into the right to receive $4.00 in cash, without interest (the “Merger Consideration”). All such Shares, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of a certificate or book-entry share formerly representing any such converted Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)           Treasury Shares. Each Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)           Impact of Stock Splits, Etc. In the event of any change in the number of Shares, or securities convertible or exchangeable into or exercisable for Shares (including options to purchase Shares), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split (including a reverse split), stock dividend or distribution, subdivision, reclassification, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction with a record date during such period, the Merger Consideration to be paid for each Share as provided in this Agreement shall be equitably adjusted to reflect such change and, as so adjusted, shall from and after the date of such event be the Merger Consideration.

SECTION 3.02 Options; Restricted Shares.

(a)           Company Stock Options. As of the Effective Time, the Company shall take all necessary action, including using its reasonable best efforts to obtain the consent of the individual option holders, if necessary, to cancel, at the Effective Time, each outstanding option to purchase Shares (each, a “Company Stock Option”) granted under an equity based compensation plan listed in Section 3.02(a) of the Disclosure Schedule (the “Company Equity Plans”), or otherwise, that is outstanding and unexercised, whether or not vested or exercisable, as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time and who has, if necessary, consented to the cancellation of such holder’s Company Stock Options, shall, to the extent permitted by applicable Law, be entitled to be paid by the Surviving Corporation, with respect to each Share subject to the Company Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable per Share exercise price of such Company Stock Option, less any amounts as are required to be withheld or deducted under the Code or otherwise.

(b)           Restricted Stock. As of the Effective Time, any Shares outstanding immediately prior to the Effective Time that are subject to vesting or other restrictions under a Company Equity Plan or any applicable restricted stock agreement or other agreement with the Company (a “Company Restricted Stock Award”) shall become fully vested, all other restrictions shall lapse, and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Merger Consideration, less any amounts as are required to be withheld or deducted under the Code or otherwise.

(c)           Company Approvals. Prior to the Effective Time, the Company shall take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the SEC Interpretive Letter, 1999 WL 115 40 (January 12, 1999).

SECTION 3.03 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Uncertificated Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, all Dissenting Shares held by any stockholder who shall have failed to perfect, withdrawn or lost such stockholder’s rights to appraisal of such Dissenting Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 3.04.

(b)           The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.04 Payment and Exchange of Certificates and Book-Entry Shares. (a) At or prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Sections 3.01(b), 3.02(a) and 3.02(b). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, Company Stock Options and Company Restricted Stock Awards, for payment in accordance with this Article III through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Sections 3.01(b), 3.02(a) and 3.02(b) (the “Payment Fund”). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any interest or other income resulting from such investments shall be paid to and be income of Parent. The Payment Fund shall not be used for any other purpose.

(b)           As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to deliver to (i) each person who was, as of immediately prior to the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(b) and (ii) each holder of a Company Stock Option or a Company Restricted Stock Award as of the Effective Time entitled to receive the Merger Consideration pursuant to Sections 3.02(a) and 3.02(b), a form of letter of transmittal (which shall be in a form reasonably acceptable to the Company and its legal counsel and shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates evidencing such Shares (the “Certificates”) or transfer of the uncertificated Shares (the “Uncertificated Shares”) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or the Uncertificated Shares pursuant to such letter of transmittal. Each holder of Shares shall be entitled to receive, upon (A) surrender to the Paying Agent of a Certificate or Uncertificated Shares, together with a properly completed letter of transmittal, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration, without interest, payable for each Share represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration as provided for herein.

(c)           If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered on the stock transfer books of the Company, it shall be a condition of payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(d)           If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

(e)           Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(f)           At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws.

SECTION 3.05 Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the corresponding section of the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Disclosure Schedule”) (with specific reference to the particular section or subsection of this Agreement to which the information in the Disclosure Schedule relates, it being agreed that disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 4.01 Organization and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

(b)           The Company has no Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person.

SECTION 4.02 Company Governing Documents. The Company has heretofore made available to Parent or filed or included as exhibits to reports filed by the Company under the Exchange Act with the Securities and Exchange Commission (the “SEC”) a complete and correct copy of the Certificate of Incorporation and Bylaws of the Company (collectively, the “Company Governing Documents”), each as amended to date. Such Company Governing Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Governing Documents.

SECTION 4.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of June 9 2010, (i) 14,416,808 shares of Company Common Stock are issued and outstanding (including the Company Restricted Stock Awards), all of which are validly issued, fully paid and nonassessable, (ii) 22,851 shares of Company Common Stock are held in the treasury of the Company and (iii) 2,685,950 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options (the “Company Equity Awards”). As of June 9, 2010, no shares of Company Preferred Stock are issued and outstanding. From the close of business on June 9, 2010 until the date of this Agreement, no shares of Company Common Stock have been issued except upon exercise of Company Stock Options outstanding on June 9, 2010, no shares of Company Preferred Stock have been issued, and no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company have been granted or entered into.

(b)           Section 4.03(b) of the Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of June 9, 2010: (i) the name and address of the Company Equity Award recipient; (ii) the particular plan pursuant to which such Company Equity Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the exercise or purchase price of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Equity Award expires. The Company has made available to Parent or included as exhibits to reports filed by the Company under the Exchange Act accurate and complete copies of all Company Equity Plans pursuant to which the Company has granted the Company Equity Awards that are currently outstanding and the form of all award agreements evidencing the Company Restricted Stock Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Equity Award as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding Options have been issued and granted in compliance with (A) applicable U.S. federal securities Laws and other applicable U.S. state blue sky Laws and (B) all requirements set forth in applicable contracts.

SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). The Company represents that the Company Board, at a meeting duly called and held on June 9, 2010, unanimously (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend the adoption of this Agreement by the stockholders of the Company. The only vote of the holders of any class of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval, and the Principal Stockholder Written Consents, when delivered, will constitute the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

SECTION 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger by the Company will not, (i) conflict with or violate the Company Governing Documents, (ii) assuming that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any material property or asset of the Company pursuant to, any Material Contract to which the Company is a party or by which the Company or any material property or asset of the Company is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the Company from performing its obligations under this Agreement or would not have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, any non-governmental self-regulatory agency, instrumentality or commission, any stock exchange or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) compliance with the applicable requirements of the Exchange Act, (ii) compliance with the applicable requirements of the Securities Act, (iii) compliance with any applicable state securities, takeover or “blue sky” Laws, (iv) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (v) such filings or notifications as may be required under the rules and regulations of the Nasdaq Stock Market, LLC (“NASDAQ”), (vi) the filing and recordation of the Certificate of Merger as required by the DGCL and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the Company from performing its obligations under this Agreement, or would not have a Material Adverse Effect.

SECTION 4.06 Permits; Regulatory Compliance. (a) Neither the Company nor, to the knowledge of the Company, any person acting on behalf of the Company, is in default or violation of any Law or any order, judgment, decision, determination, ruling, subpoena, verdict, writ, stipulation, award, injunction, decree, settlement agreement or similar agreement, arbitration award or finding entered by or with any Governmental Authority (including those of the Food and Drug Administration (the “FDA”) or any nongovernmental self-regulatory agency). The Company has timely filed or otherwise provided, or holds, all registrations, reports, data, documents, and other information and applications with respect to all products that are subject to federal, state or local regulatory requirements (the “Regulated Products”), if any, required to be filed with or otherwise provided to the FDA or any Governmental Authority with jurisdiction over the manufacture, distribution, labeling, advertising, promotion, use or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect. The Regulated Products are not misbranded or adulterated or otherwise in violation of the Federal Food, Drug, and Cosmetic Act or other applicable federal, state or local Laws.

(b)           The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (including the FDA or any nongovernmental self-regulatory agency) necessary for the Company to lease, use, occupy and operate its Leased Real Property and to carry on its business as it is now being conducted and as it is anticipated to be conducted after the Closing (the “Permits”). No suspension or cancellation of any Permits is pending or, to the knowledge of the Company, threatened. The Company is not in conflict with, or in default, breach or violation of (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound, except, in each case, where such conflict, default, breach or violation would not, individually or in the aggregate, prevent or materially delay the Company from performing its obligations under this Agreement, or would not have a Material Adverse Effect.

(c)           Neither the Company nor any of its affiliates is in receipt of notice of, and is not and was not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall or market withdrawal, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action, including a warning letter, seizure, detention, or finding that a product is misbranded or adulterated, in each case relating to any Regulated Products or ingredients used therein or to the facilities in which any Regulated Products are manufactured, held, used, delivered or handled, whether issued by the FDA, the Federal Trade Commission (the “FTC”), or by any other Governmental Authority that has or asserts authority over the labeling, composition, manufacturing, marketing, advertising, distribution, or sale of the Regulated Products.

(d)           Neither the Company nor, to the knowledge of the Company, any person acting on behalf of the Company has made any material false statement in, or material omission from the applications, approvals, notifications, reports, and other submissions to the FDA, the FTC, and all other Governmental Authorities or in or from other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC and all other Governmental Authorities relating to the Regulated Products.

(e)           Neither the Company nor, to the knowledge of the Company, any person acting on behalf of the Company has made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA, the FTC or any other Governmental Authority in connection with the approval or regulatory status of the Regulated Products or the facilities in which the Regulated Products are manufactured, used or handled.

(f)           To the knowledge of the Company, there are no facts that would indicate that the FDA, the FTC or any other Governmental Authority has prohibited or materially restricted or will prohibit or materially restrict the research, production, manufacture, development, license, marketing, promotion, sale or distribution in the United States of any Regulated Product or the operation or use of any facility in which the Regulated Products are made.

SECTION 4.07 SEC Filings; Financial Statements. (a) Since January 31, 2007, the Company has filed all forms, reports and other documents (including exhibits and other information incorporated therein) required to be filed by it with the SEC (such documents, as they have been amended since the respective time of their filing, the “SEC Reports”). The SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, in each case, as in effect as of the respective time of filing of such SEC Reports, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents in accordance with GAAP, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and any other adjustments described therein).

(c)           The Company does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (i) as and to the extent set forth on the balance sheet of the Company for the fiscal year ended January 31, 2010, including the notes thereto, (ii) for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since January 31, 2010, (iii) for liabilities and obligations for fees and expenses incurred in connection with the Merger or (iv) for liabilities which would not be reasonably likely to have a Material Adverse Effect.

(d)           The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since January 31, 2007 and all responses to such comment letters filed by or on behalf of the Company.

(e)           The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report. The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files with the SEC is communicated to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are designed to be effective in timely alerting the Company’s principal executive officer and its principal financial officer to information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f)           The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of all written policies and manuals promulgating such internal accounting controls.

SECTION 4.08 Absence of Certain Changes or Events. Since January 31, 2010, (a) the Company has conducted its business only in the ordinary course consistent with past practice, (b) there has not been any Material Adverse Effect and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

SECTION 4.09 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority that has had or would have a Material Adverse Effect. Neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or would have a Material Adverse Effect.

SECTION 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Schedule lists each of the following that are subject to United States Law: (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee or Contingent Worker, officer or director of the Company, other than programs required by law, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company and any employee or Contingent Worker of the Company, including any contracts, arrangements or understandings relating in any way to a sale of the Company (collectively, the “Plans”). Each Plan is in writing and the Company has furnished or made available to Parent a true and complete copy of each Plan and has delivered or made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan.

(b)           None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would have a Material Adverse Effect. The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course).

(c)           The Company does not have any express or implied commitment (i) to create or incur any material liability with respect to or cause to exist any employee benefit plan, program or arrangement other than the Plans, (ii) to enter into any material contract or agreement to provide compensation or benefits to any individual, or (iii) to modify or change in any material respect or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law or reasonably advisable in order to maintain the Plan’s tax-qualified status or to comply with such applicable Law or as required by Section 3.02.

(d)           Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code. The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would have a Material Adverse Effect.

(e)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt or such Plan is a prototype or similar plan entitled to rely on the opinion letter issued to the sponsor, and no fact or event has occurred since the date of such determination letter or letters or such opinion letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f)           Except as provided in Section 3.02, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or Contingent Worker, officer or director of the Company; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amounts that are reasonably expected to, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Plan.

(g)           No Plans are subject to the Laws of any jurisdiction outside the United States.

SECTION 4.11 Labor and Employment Matters.

(a)           (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) the Company has not breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company. The consent of the labor unions that are parties to the collective bargaining agreements listed in Section 4.11(a) of the Disclosure Schedule is not required to consummate the Merger.

(b)           The Company is in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed or employs any person. The Company has not misclassified any person as a Contingent Worker and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers. All employees and Contingent Workers of the Company are duly authorized to work in the United States, and the Company has obtained and retained all documentation required under Law to verify each employee’s employment eligibility, including Forms I-9.

(c)           Section 4.11(c) of the Disclosure Schedule lists the name, place of employment, title, rate of base salary, bonus opportunity, employment status, classification, outstanding equity awards, unexercised option awards, and years of service recognized by the Company for purpose of the Company’s Plans, of each Company employee and Contingent Worker.

SECTION 4.12 Information Statement. The Information Statement (and any amendment thereof or supplement thereto), when filed with the SEC, when first published, distributed or disseminated to the Company’s stockholders and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Information Statement based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

SECTION 4.13 Real Property; Title to Assets.

(a)           The Company does not own any real property.

(b)           Section 4.13(b) of the Disclosure Schedule lists: (i) the street address or location of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property, (iv) the current use of each such parcel of Leased Real Property, and (v) the Lease for each parcel of Leased Real Property and all ancillary documents pertaining thereto including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, memoranda of lease, documents relating to the exercise of any Options and evidence of commencement and expiration dates (collectively, the “Ancillary Documents”). The Leased Real Property listed in Section 4.13(b) of the Disclosure Schedule represents all the real property used, occupied or held for use in the business of the Company as it is currently operated.

(c)           Except as would not have a Material Adverse Effect, all current Leases related to the Leased Real Property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of the Company, by the other party to such Lease.

(d)           (i) The Company is, in all material respects, in compliance with any Law (including any building, planning, highway or zoning Law) relating to any of the Leased Real Property, (ii) the Company is in peaceful and undisturbed possession of each parcel of Leased Real Property, and the Company has not received written notice of any uncured violation of any contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used, (iii) the Leased Real Property and the buildings are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industries in which the Company operates, and (iv) the Company has not subleased, licensed or entered into any other occupancy agreements with respect to any parcel or any portion of any parcel of Leased Real Property to any other person and no other person has any rights to the use, occupancy or enjoyment thereof pursuant to any Lease to which the Company is a party. The Company has not assigned its interest under any Lease listed in Section 4.13(b) of the Disclosure Schedule.

(e)           To the knowledge of the Company, there are no facts that would prevent the Leased Real Property from being occupied by the Company after the Closing in the same manner as occupied by the Company immediately prior to the Closing.

(f)           With respect to each of the Leases pertaining to the Leased Real Property, (i) the Company has not exercised or given any notice of exercise of any Option, (ii) the Company has not received any notice of exercise by a landlord or sublandlord of any Option, and (iii) to the knowledge of the Company, no landlord or sublandlord has exercised any Option. The Company has the full right to exercise any Options contained in the Leases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

(g)           The rent set forth in Section 4.13(b) of the Disclosure Schedule is the actual rent being paid and there are no separate agreements or understandings with respect to the same.

(h)           The Company has provided to Parent and Merger Sub true, accurate and complete copies of all Leases and Ancillary Documents.

(i)           Section 4.13(i) of the Disclosure Schedule sets forth a true and complete list of all consents and approvals required to be obtained from any landlord, licensor or other owner of a superior interest in the Leased Real Property in connection with the consummation of the transactions contemplated hereby.

(j)           Except as would not have a Material Adverse Effect, the Company has valid leasehold or subleasehold interests in the Leased Real Property, free and clear of any Liens other than Permitted Liens.

SECTION 4.14 Personal Property. Except as would not have a Material Adverse Effect, the Company has good and valid title to all of the personal properties and assets, tangible and intangible, that it purports to own, and valid leasehold interests in all of the personal properties and assets, tangible and intangible (other than Intellectual Property), that it purports to lease, in each case including the personal properties and assets reflected in the Company’s most recent balance sheet included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed with the SEC, but excluding any personal property or assets that are no longer used or useful for the conduct of the business of the Company as presently conducted or that have been disposed of in the ordinary course of business since January 31, 2010. All such properties and assets are free and clear of all Liens, except for Permitted Liens.

SECTION 4.15 Intellectual Property.

(a)           Section 4.15(a) of the Disclosure Schedule sets forth a true and complete list of all (i) Registered Owned Intellectual Property, (ii) unregistered trademarks and service marks included in the Owned Intellectual Property, and (iii) other Owned Intellectual Property material to the Company.

(b)           The Company has sufficient rights to use the Company Intellectual Property, all of which rights shall survive unchanged upon the consummation of the Merger. The Company Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the Company’s business, and there are no other items of Intellectual Property that are material to or necessary for the operation of the Company’s business. The Company is the exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all exclusive licenses, non-exclusive licenses not granted in the ordinary course of business consistent with past practice, and liens, or any obligation to grant any of the foregoing. The Company has a valid license to use the Licensed Intellectual Property in connection with the operation of its respective business, subject only to the terms of the Company IP Agreements.

(c)           The Company Intellectual Property is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting any of the Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. The Registered Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect the Company’s interest therein and the chain of title thereof. There is no Action pending or threatened in writing (A) against the Company concerning any product or the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property, or (B) contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s or the Company’s affiliates’ right to use, any Company Intellectual Property. The Company has enforced and currently enforces quality control measures adequate to maintain the validity and enforceability of any and all Trademarks that it has licensed any other person to use, and complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any other applicable Governmental Authority with respect to all applications for registration included in the Registered Owned Intellectual Property and has made no material misrepresentations in any such applications.

(d)           The operation of the business of the Company and the use of the Company Intellectual Property in connection therewith does not, and has not in the last six (6) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other person. There is no Action pending or threatened in writing against the Company concerning any of the foregoing, nor has the Company received any written notification that a license under any other person’s Intellectual Property is or may be required. To the knowledge of the Company, no person is engaging, or has engaged in the last six (6) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Company Intellectual Property.

(e)           The Company has taken all reasonable measures to maintain the confidentiality and value of all confidential information, including trade secrets, used or held for use in connection with the operation of its business, and no confidential information, trade secrets or other confidential Company Intellectual Property has been disclosed by the Company to any person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.

(f)           To the knowledge of the Company, no employee, independent contractor, or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property or, to the knowledge of the Company, any other Intellectual Property, and to the extent that any Intellectual Property has been conceived, developed or created for the Company by any other person, the Company has executed valid and enforceable written agreements with such person with respect thereto transferring to the Company the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(g)           The consummation of the Merger will not result in (i) the grant of any license under or creation of any Lien on any Company Intellectual Property or any Intellectual Property that is owned by or licensed to Parent or any of its affiliates prior to the Closing, (ii) Parent or any of its affiliates being bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business, or (iii) Parent or any of its affiliates, or the Company, being obligated to pay any royalties, honoraria, fees or other payments to any person in excess of those payable by the Company prior to the Closing.

SECTION 4.16 Taxes. (a) Except as would not have a Material Adverse Effect, all Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed, all Taxes shown as due on such Tax Returns have been paid, and such Tax Returns are true, correct and complete in all respects. The Company has fully and timely paid or is contesting in good faith by appropriate proceedings all Taxes (whether or not shown to be due on its Tax Returns) required to be paid by it. The Company has made adequate provision, reserves, and accruals for any Taxes that are not yet due and payable and for those being contested in good faith for all taxable periods, or portions thereof, ending on or before the Effective Time according to GAAP.

(b)           There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending. No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or its Tax Returns. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay Taxes.

(c)           The Company (i) is not a party to any Tax sharing or similar Tax agreement pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date; (ii) has not distributed stock of another person or had its stock distributed by another person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement; and (iii) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Time, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Time, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Effective Time or (E) prepaid amount received on or prior to the Effective Time.

(d)           The Company (i) has not engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder that has not been disclosed in the relevant Tax Returns of the Company and (ii) has not participated in or cooperated with an international boycott within the meaning of Section 999(b)(3) of the Code.

(e)           The Company is not, and has not at any time during the last five years, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)           The Company has provided correct and complete copies of (i) all material Tax Returns filed by the Company for Tax years ending in 2007 and thereafter and (ii) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company relating to Taxes.

(g)           The Company is not liable for the Taxes of or with respect to any other person under Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement.

SECTION 4.17 Environmental Matters. (a) Except as would not have a Material Adverse Effect: (i) the Company has not violated or is not in violation of, or does not have liability under, any Environmental Law; (ii) there has been no Release of any Hazardous Substance that requires any Remedial Action under Environmental Law (A) by the Company, (B) at, on, in, to or from any real property owned or operated by the Company, or (C) during the period of its ownership or operation thereof, at, on, in, to or from any real property formerly owned or operated by the Company; (iii) no Hazardous Substance sent off-site by or on behalf of the Company for treatment, disposal or storage has or will result in liability to the Company; (iv) the Company is not conducting or funding any Remedial Action either voluntarily or pursuant to Environmental Law; (v) the Company has all permits, licenses, approvals and other authorizations required under any Environmental Law (“Environmental Permits”); (vi) the Company is and has been in compliance with its Environmental Permits; and (vii) there are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company.

(b)           Neither the execution of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will require any Remedial Action or notice to or consent of any Governmental Authorities or other persons pursuant to any applicable Environmental Law or Environmental Permit, including under the New Jersey Industrial Site Recovery Act.

(c)           The Company has provided Parent with copies of all material environmental assessments or audits or other similar studies or analyses relating to its business or any real property currently or formerly owned by the Company.

SECTION 4.18 No Stockholder Rights Plan. The Company is not a party to any stockholder rights plan or “poison pill” agreement.

SECTION 4.19 Material Contracts. (a) Subsections (i) through (xiv) of Section 4.19(a) of the Disclosure Schedule list the following types of contracts and agreements to which the Company is a party (such contracts and agreements as are required to be set forth in Section 4.19(a) of the Disclosure Schedule being the “Material Contracts”):

(i)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company;

(ii)           each contract and agreement which is likely to involve consideration of more than $250,000, in the aggregate, over the remaining term of such contract or agreement;

(iii)          all joint venture contracts or partnership arrangements and all other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company with any third party;

(iv)         all contracts and agreements evidencing indebtedness involving a principal amount in excess of $100,000;

(v)          all contracts and agreements that limit, or purport to limit, the ability of the Company or any of its employees to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vi)         all contracts and agreements providing for benefits under any Plan;

(vii)        all contracts for employment required to be listed in Section 4.10 of the Disclosure Schedule;

(viii)       all Company IP Agreements (other than licenses of Off-the-Shelf Software licensed pursuant to shrink-wrap or click-wrap agreements);

(ix)          each agreement that contains obligations of the Company secured by a Lien (other than a Permitted Lien), or interest rate or currency hedging agreements;

(x)           any contract entered into after January 31, 2007 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger consolidation, combination or amalgamation), of assets (other than assets purchased under ordinary course agreements with suppliers) or capital stock or other equity interests of another person;

(xi)          any contract pursuant to which the Company is burdened from continuing indemnification, “earn out” or other contingent payment obligations (whether related to environmental matters or otherwise), other than ordinary course agreements with customers or suppliers;

(xii)         any contract between or among the Company, on the one hand, and any of its affiliates, on the other hand;

(xiii)        all Leases concerning the use, occupancy or operation of, or evidencing any interests in, any Leased Real Property; and

(xiv)        all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of its business, or the absence of which would have a Material Adverse Effect.

(b)           (i) Each Material Contract is a legal, valid and binding agreement, (ii) the Company has not received any written claim of default under or cancellation of any Material Contract and the Company is not in breach or violation of, or default under, any Material Contract and (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 4.20 Insurance. Each of the material insurance, reinsurance and captive policies held by the Company as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) and, to the knowledge of the Company, any material historic, occurrence-based policies of the Company as of the date of this Agreement that are potentially responsive to liabilities of the Company are in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent upon Parent’s request prior to the date of this Agreement. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. The amount of the annual premiums paid by the Company under the Material Company Insurance Policies is $176,118.15 in the aggregate. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy. There is no material claim by the Company under any Material Company Insurance Policy and no material claim made since January 31, 2007 has been denied. The Company has not, since January 31, 2007, been refused any insurance with respect to any of its material assets or operations, nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

SECTION 4.21 Certain Business Practices. Each of the Company, and to the knowledge of the Company, any directors, officers, agents or employees of the Company, has not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 4.22 Interested Party Transactions.The Company is not a party to any contract, agreement or transaction with (a) any direct or indirect beneficial owner of 5% or more of the Company Common Stock with respect to which the Company has knowledge or (b) any director, officer or other affiliate of such persons or any relative of any of the foregoing except for employment or compensation agreements or arrangements with directors and officers and director and officer indemnity agreements, in each case made in the ordinary course of business consistent with past practice.

SECTION 4.23 Brokers. No broker, finder or investment banker (other than Rodman & Renshaw, LLC (the “Company Financial Advisor”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which the Company Financial Advisor would be entitled to any payment relating to the Merger.

SECTION 4.24 Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company or any anti-takeover provision in the Company Governing Documents is applicable to this Agreement or the Merger.

SECTION 4.25 Fairness Opinion. The Company Financial Advisor has delivered to the Company Board an opinion that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Shares, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement (the “Fairness Opinion”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. All the issued and outstanding shares of capital stock of Merger Sub are owned of record and beneficially by Parent.

SECTION 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general equitable principles.

SECTION 5.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Merger by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of either Parent or Merger Sub, (ii) assuming that all filings and other actions described in Section 5.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

(b)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act, (ii) compliance with the applicable requirements of the Securities Act, (iii) compliance with any applicable state securities, takeover or “blue sky” Laws, (iv) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (v) such filings or notifications as may be required under the rules and regulations of NASDAQ, (vi) the filing and recordation of the Certificate of Merger as required by the DGCL and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 5.04 Sufficient Funds. As and when needed, Parent will have available all the funds that are necessary to consummate the Merger, to pay the Merger Consideration in full and to otherwise perform its obligations hereunder.

SECTION 5.05 Information Statement. The information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Information Statement (and any amendment thereof or supplement thereto), when filed with the SEC, when first published, distributed or disseminated to the Company’s stockholders and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

SECTION 5.06 Brokers. No broker, finder or investment banker (other than Atlas Strategic Advisors, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business; and the Company shall (i) use its reasonable best efforts to preserve substantially intact the business organization of the Company, (ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of the Company and (iii) use its reasonable best efforts to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a)           amend or otherwise change the Company Governing Documents;

(b)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date hereof) or (ii) any material assets of the Company;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           recapitalize, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets (other than assets purchased under ordinary course agreements with suppliers); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $40,000 for the Company; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

(f)           hire any additional employees except to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, defined benefit plan, defined contribution plan, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g)           exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Equity Plans) or otherwise;

(h)           take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures;

(i)           make or change any material Tax election, settle or compromise any material Tax liability of the Company, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company, make any change in Tax accounting methods, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(j)           except as otherwise permitted by this Section 6.01, enter into, amend, modify in any material respect, assign, or consent to the termination of any Material Contract, or amend, modify in any material respect, assign, waive or consent to the termination of any material rights of the Company thereunder, in each case, other than in the ordinary course of business;

(k)           (i) settle any Action relating to the Merger, this Agreement or the transactions completed hereby, (ii) settle any other Action or (iii) commence any Action other than in the ordinary course of business consistent with past practice;

(l)           (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property or Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property and Company IP Agreements, (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party, (iv) disclose or allow to be disclosed any confidential information or confidential Company Intellectual Property to any person, other than employees of the Company that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (v) fail to notify Parent promptly of any infringement, misappropriation or other violation of or conflict with any Company Intellectual Property of which the Company becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property;

(m)           exercise any Option with respect to any Leased Real Property; provided, that the Company acknowledges and agrees that it shall exercise any rights of renewal pursuant to the terms of any of the Leases set forth in Section 4.13(b) of the Disclosure Schedule which by their terms would otherwise expire if the terms and conditions of such Leases as so extended would not be materially different than the terms and conditions currently in effect;

(n)           fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(o)           fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company’s past practice; or

(p)           announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII
ADDITIONAL AGREEMENTS

SECTION 7.01 Information Statement. (a) Promptly following the execution and delivery of this Agreement, the Company shall prepare an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act relating to the Merger and this Agreement (together with any amendments thereof or supplements thereto and any other materials required by Regulation 14C promulgated under the Exchange Act, the “Information Statement”) that shall reflect the terms and conditions of this Agreement and, in the event the Principal Stockholder Written Consents are delivered to Parent and the Company, shall contain the Company Board Recommendation. The Information Statement shall be prepared in accordance with, and comply with, Regulation 14C and Schedule 14C promulgated under the Exchange Act. The Company shall also include in the Information Statement, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Information Statement, in its entirety, the Fairness Opinion, together with a summary thereof.

(b)           The Company shall, with the assistance and approval of Parent, file the Information Statement with the SEC under the Exchange Act, and use its reasonable best efforts to respond to any comments of the SEC as promptly as practicable, it being understood and agreed that the preliminary Information Statement shall in no event be filed with the SEC later than the fifteenth (15th) calendar day following the date of this Agreement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the preliminary Information Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall (i) notify Parent of the receipt of any comments of the SEC with respect to the Information Statement and of any requests by the SEC for any amendment thereof or supplement thereto or for additional information, (ii) provide to Parent promptly copies of all written correspondence or telephonic notice of oral communications between the Company or any of its Representatives and the SEC with respect thereto and (iii) give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

(c)           Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties, to respond promptly to all such comments of, and requests by, the SEC. Promptly after the Information Statement has been cleared by the SEC or after ten (10) calendar days have passed since the date of the filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared by or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Information Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to promptly cause the Information Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Information Statement, mailed to the Company’s stockholders, in each case as and to the extent required by the Exchange Act.

SECTION 7.02 Principal Stockholder Written Consents. In lieu of calling a meeting of the Company’s stockholders, immediately following the execution of this Agreement, this Agreement shall be submitted to the Principal Stockholders and adopted by them pursuant to the Principal Stockholder Written Consents. The Company shall comply with the DGCL, the Company Governing Documents, the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) and the rules and regulations of NASDAQ in connection with the Principal Stockholder Written Consents, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 7.01(c) and (ii) giving prompt notice of the taking of the actions described in the Principal Stockholder Written Consents in accordance with Section 228 of the DGCL to all holders of Shares not executing a Principal Stockholder Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Shares available under Section 262.

SECTION 7.03 Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause its Representatives to, afford Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its Representatives, may reasonably request, in all cases to the extent permissible under applicable Law.

(b)           All information obtained by Parent or Merger Sub pursuant to this Section 7.03 shall be kept confidential in accordance with the Non Disclosure Agreement, dated July 7, 2009 (the “Confidentiality Agreement”), between Danone Baby and Medical Nutrition BV, a Dutch law company, and the Company. Upon the Effective Time, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

(c)           No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the consummation of the Merger.

SECTION 7.04 Employee Benefits Matters. Prior to the Effective Time, the Company shall take all such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) Plan of the Company (the “401(k) Plan”) as Parent may deem necessary or appropriate, including amending and terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such actions do not preclude the immediate participation of Company employees in any defined contribution plan maintained by Parent, the Surviving Corporation or their affiliates.

SECTION 7.05 Directors’ and Officers’ Indemnification and Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company relating to indemnification of directors and officers and advancement of expenses under the Company Governing Documents in effect as of the date hereof (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the approval of this Agreement and the Merger. Subject to the provisions of Section 145(e) of the DGCL, in the event any Action is brought against any Indemnified Party for any matter alleged to occur prior to the Effective Time, (i) any counsel retained by such Indemnified Party shall be reasonably satisfactory to Parent; (ii) Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; and (iii) Parent shall cooperate in the defense of any such matter; provided, that Parent shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.05, upon learning of any such Action, shall promptly notify Parent (but the failure so to notify Parent shall not relieve either from any liability which it may have under this Section 7.05 except to the extent such failure prejudices Parent). Parent shall be liable for the fees and expenses hereunder with respect to only one law firm to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct as advised by counsel, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representations of such parties, in which case Parent shall be liable for the fees and expenses of each applicable law firm representing an Indemnified Party in the relevant matter. Further, from and after the Effective Time, Parent shall not, and shall cause the Company or the Surviving Corporation, as applicable, not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action by or before any Governmental Authority, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the execution or adoption of this Agreement (in which indemnification could be sought by such Indemnified Party under Delaware law, the indemnification provisions in the Company Governing Documents or his or her indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing and Parent and the Surviving Corporation shall cooperate in the defense of any such matter.

(b)           Notwithstanding Section 2.05, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Certificate of Incorporation or Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder, or under the Company Governing Documents in effect as of the date hereof, of any Indemnified Party relating to indemnification, exculpation and advancement, except to the extent required by Law.

(c)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect for a period commencing on the date of the Effective Time and ending six years after the Effective Time, all policies of directors’ and officers’ liability insurance covering the Indemnified Parties in amounts that are at least equal to and with all terms and conditions at least as favorable as the existing policies maintained by the Company, and providing coverage for any acts or omissions that occurred or may be alleged to have occurred prior to the Effective Time, including any acts or omissions in connection with the approval of this Agreement and consummation of the Merger; provided, that, in satisfaction of the foregoing, the Surviving Corporation may, or if requested by Parent, the Company shall, purchase six-year “tail” coverage under the existing directors’ and officers’ liability insurance policies maintained by insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance pursuant to this Section 7.05(c) in excess of 200% of the amount of the aggregate annual premiums paid by the Company for such insurance.

(d)           In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or, at Parent’s option, Parent shall assume the obligations set forth in this Section 7.05.

(e)           This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. This Section 7.05 shall not be amended in a manner that is adverse to the Indemnified Parties (including their successors and heirs) or terminated without the consent of the Indemnified Parties (including their successors and heirs) affected thereby. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

SECTION 7.06 Notification of Certain Matters. From the date hereof to the Effective Time, the Company shall give prompt notice to Parent, and each of Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the Merger, (b) any Action commenced or, to such party’s knowledge, threatened against such party or any of its Subsidiaries which purports to materially affect the consummation of the Merger, (c) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (d) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.07 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger.

(b)           Each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (i) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division of the United States Department of Justice, any State Attorney General or any other Governmental Authority, including regulatory authorities, and permit the other parties to review in advance (and to consider any comments made by the other parties in relation to) any proposed written communication to any of the foregoing, (ii) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and (iii) furnish the other parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between it and its affiliates and its respective Representatives on the one hand, and any Governmental Authority, including any regulatory authority, or members of their respective staffs on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 7.08 Public Announcements. Parent, Merger Sub and the Company agree that no public release or announcement concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a press release announcing the Merger and the execution of this Agreement, which shall also be attached to a Current Report on Form 8-K to be filed by the Company, announcing its entry into this Agreement.

SECTION 7.09 Agreement to Defend; Stockholder Litigation. In the event any Action by any Governmental Authority or other person is commenced that questions the validity or legality of the Merger or this Agreement or seeks damages, an injunction or other similar restraint in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. In addition, the parties acknowledge and agree that the institution of any such Action shall not in and of itself constitute a Material Adverse Effect.

SECTION 7.10 Intellectual Property. No later than thirty (30) days prior to the Closing, the Company shall provide Parent and Merger Sub with a true and complete list of all applicable filings, recordings and other acts, and all fees, Taxes and other payments, that are required to be made within ninety (90) days after the Closing to maintain the validity and enforceability of the Registered Owned Intellectual Property and the Company’s interest therein.

SECTION 7.11 Certain Tax Matters. During the period from the date hereof to the Effective Time, the Company shall: (a) prepare and file all Tax Returns (“Post-Signing Returns”) required to be filed by the Company by the due date thereof (taking into account any valid extensions) in a manner consistent with past practice, except to the extent otherwise required by applicable Law, (b) timely pay all Taxes shown to be due and payable by the Company on such Post-Signing Returns, and (c) promptly notify Parent of any written notice of any Action pending against or with respect to the Company in respect of any material Tax matters (or any significant developments with respect to ongoing Actions in respect of such mater Tax matters).

SECTION 7.12 Survival of Representations and Warranties. The representations and warranties of the Company set forth in Article IV hereof shall not survive the Effective Time and shall not form the basis of any liability after the Effective Time.

ARTICLE VIII
CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Effective Time, of the following conditions:

(a)           Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)           Information Statement. The consummation of the Merger shall be permitted by Rule 14c-2 promulgated under the Exchange Act.

(c)           No Order. No Governmental Authority having jurisdiction over any party hereto shall have issued, enacted, promulgated, enforced or entered any legal restraint, injunction, prohibition or Law (whether temporary, preliminary or permanent) (collectively, “Restraints”), which is then in effect and has the effect of enjoining, restraining, prohibiting or making illegal the consummation of the Merger.

SECTION 8.02 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties of the Company. (i) The representations and warranties of the Company contained in Section 4.03(a) shall be true and correct except for de minimis errors, (ii) the representations and warranties of the Company contained in (A) the first sentence of Section 4.01(a), (B) Section 4.04 and (C) Section 4.08(b) shall be true and correct in all respects and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct would not have a Material Adverse Effect.

(b)           Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)           Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)           Absence of a Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

SECTION 8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub contained in (A) the first sentence of Section 5.01 and (B) Section 5.02 shall be true and correct in all respects and (ii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Merger Sub to consummate the Merger.

(b)           Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)           Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

(a)           by mutual written consent of each of Parent and the Company;

(b)           by either Parent or the Company:

(i)             if the Merger shall not have been consummated on or before December 10, 2010 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose action or failure to act in breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the Outside Date; or

(ii)            if any Restraint having the effect set forth in Section 8.01(c) shall be in effect and shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.07.

(c)           by Parent:

(i)             if Principal Stockholder Written Consents representing the Company Stockholder Approval have not been executed and delivered to Parent and the Company within twenty-four (24) hours after the execution of this Agreement;

(ii)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in a condition set forth in Section 8.02(a) or 8.02(b) incapable of being satisfied and (B) is not cured by the Company within fifteen (15) days following receipt of written notice of such breach or failure from Parent; or

(iii)           if there has been a Company Material Adverse Effect.

(d)           by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in a condition set forth in Section 8.03(a) or 8.03(b) incapable of being satisfied and (ii) is not cured by Parent or Merger Sub within fifteen (15) days following receipt of written notice of such breach or failure from the Company.

SECTION 9.02 Effect of Termination. In the event of the valid termination of this Agreement by either the Company or Parent pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 9.03 (and any other provision herein related to the payment of the Fee), this Section 9.02 and Article X, which provisions shall survive such termination. Nothing herein shall relieve any party hereto from liability for fraud or any intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination or alter the provisions of the Confidentiality Agreement.

SECTION 9.03 Expenses. All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that, after receipt of the Company Stockholder Approval, the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or which by law requires further approval of the stockholders of the Company without such further approval being obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any delay by a party in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile or sent by overnight mail via a reputable overnight courier, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (c) the next Business Day after the date of sending by overnight mail to the address set forth below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to Parent or Merger Sub:

Danone North America, Inc.
9900 Belward Campus
Rockville, MD 20850
Attention: Ken Strick, Esq.
Facsimile: (914) 872-1580

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Clare O’Brien, Esq.
Facsimile: (212) 848-7179

if to the Company:

Medical Nutrition USA, Inc.
10 West Forest Avenue
Englewood, NJ 07631
Attention: Francis A. Newman
Facsimile: (703) 442-5095

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
402 West Broadway
San Diego, CA 92101
Attention: Kenneth D. Polin, Esq.
Facsimile: (619) 234-3510

SECTION 10.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the application of such void or unenforceable term or provision to other terms, conditions or provisions in this Agreement or to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto as closely as possible so that the Merger be consummated as originally contemplated to the fullest extent possible. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the Merger is consummated as originally contemplated to the fullest extent possible.

SECTION 10.03 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Company, Merger Sub, Parent and their respective successors and permitted assigns; provided, that the Indemnified Parties are intended to be third-party beneficiaries of this Agreement to the extent provided in Section 7.05(e).

SECTION 10.04 Entire Agreement. This Agreement (including the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, understandings, undertakings, representations and warranties, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Merger Sub may assign all or any of its rights and obligations hereunder to Parent and Parent may assign all or any of its rights and obligations hereunder to any of its affiliates; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 10.06 Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

SECTION 10.07 Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, including the Merger, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (i) irrevocably submit to the exclusive personal jurisdiction of such court for the purpose of any Action arising out of or relating to this Agreement, including the Merger, brought by any party hereto, (ii) agree that all claims in respect of such Action or proceeding shall be heard and determined exclusively in such court and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

(b)           Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any Action or proceeding, including an appeal thereof.

(c)           Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.01. Nothing in this Section 10.07(c) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

SECTION 10.08 Waiver of Trial by Jury.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION AMONG THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Mutual Drafting. Each of the parties has participated in the drafting of this Agreement, which each of the parties acknowledges is the result of extensive negotiations between the parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DANONE NORTH AMERICA, INC.

By:	/s/ Nigel P. Hughes
Name: Nigel P. Hughes
Title: President

RISTRETTO ACQUISITION CORP.

By:	/s/ Nigel P. Hughes
Name: Nigel P. Hughes
Title: President

MEDICAL NUTRITION USA, INC.

By:	/s/ Francis A. Newman
Name: Francis A. Newman
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

PRINCIPAL STOCKHOLDERS

Richard Ullman
MHR Fund Management LLC
Francis Newman
Mark Rachesky
Andrew Horowitz
Bernard Korman
Mark Rosenberg

EXHIBIT B

FORM OF PRINCIPAL STOCKHOLDER WRITTEN CONSENT

[attached]